NSAV SIGNS DEFINITIVE AGREEMENT TO ACQUIRE CHINESE SOFTWARE COMPANY

Net Savings Link, Inc. (OTC: NSAV) announced today that the Company has signed a definitive agreement to acquire world renowned Chinese medical software company, Shanghai based Vital Strategic Research Institute (VSRI). VSRI is a medical research firm with a long history of expertise in design, clinical trials and global research. VSRI has collaborated with pharmaceutical giants such as Pfizer (NYSE: PFE) and Bristol-Myers Squibb (NYSE: BMY). The Company sees VSRI as a major opportunity in the world’s largest country and second largest consumer market. VSRI has websites in both English and Chinese.

http://www.vitalstrategic.com/collaborators.html

http://www.vitalstrategic.com.cn/Home/cooperatingagency

James Tilton, president of NSAV stated, “I am extremely pleased that we have been able to locate a company with both the technology and quality of the Vital Strategic Research Institute. We believe this adds tremendous credibility to our Company. I have promised VSRI that our team will begin work with them within a week.”

NSAV’s vision is the establishment of a fully integrated technology company that provides turnkey technological solutions to the medical community, including the legal medical cannabis industry. Over time, the Company plans to provide a wide range of services such as software solutions, e-commerce, advisory services, financial services, patents and trademarks and information technology.

For further information please contact NSAV at 1 (570-595-2432) or jamestilton@netsavingslinkinc.com .

The NSAV Twitter account can be accessed at https://twitter.com/NSAV_MJTechCo

The NSAV Facebook account can be accessed at https://www.facebook.com/Net-Savings-Link-Inc-768628693317257/

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, which are intended to be covered by the safe harbors created thereby. Investors are cautioned that, all forward-looking statements involve risks and uncertainties, including without limitation, the ability of Net Savings Link, Inc. to accomplish its stated plan of business. Net Savings Link, Inc. believes that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore, there can be no assurance that the forward-looking statements included in this press release will prove to be accurate. In light of the significant uncertainties inherent in the forward- looking statements included herein, the inclusion of such information should not be regarded as a representation by Net Savings Link, Inc. or any other person.